Exhibit 99.1

Legacy Education Announces the Company’s 2015 Annual Meeting

CAPE CORAL, Fla., May 29, 2015 (BUSINESS WIRE) -- Legacy Education Alliance, Inc. (OTCQB: LEAI), a leading provider of practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help students become financially knowledgeable, announces that the Company’s 2015 Annual Meeting of Stockholders will be held at 9:00 a.m. Eastern Daylight Time on Thursday, July 16, 2015, for stockholders of record as of June 3, 2015. The Annual Meeting will be held at the Marriott Northwest at Galleria, 200 Interstate North Parkway SE, Atlanta, Georgia 30339.

Under the Securities and Exchange Commission’s proxy rules, the company has set the deadline for submission of proposals to be included in the proxy materials for the 2015 Annual Meeting as June 10, 2015. Accordingly, in order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for the 2015 Annual Meeting, the proposal must be received by the Secretary of Legacy Education Alliance, Inc. at the Company’s principal executive offices located at 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904 no later than 5:00 p.m. Eastern Daylight Time on June 10, 2015 and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with the advance notice requirements contained in the Company’s bylaws, for director nominations or other business to be brought before the 2015 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice is required to be delivered to the corporate secretary of the Company at the Company’s principal executive offices no later than the close of business on June 10, 2015.

About Legacy Education Alliance, Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading provider of practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help students become financially knowledgeable. We provide students with comprehensive instruction and mentoring on the topics of real estate, financial instruments investing, and entrepreneurship in the United States, Canada, the United Kingdom, and other international markets. Our training is offered in non-accredited free preview workshops, as well as basic training, advanced courses, mentoring and coaching, primarily under the Rich Dad® Education brand (“Rich Dad”). In addition to Rich Dad, we market our products and services under a variety of brands, including Martin Roberts™, Independent Woman™, Women in Wealth™, and Brick Buy Brick™. With more than 150 employees and nearly 60 independent contractors worldwide, Legacy Education Alliance, Inc. is committed to bringing the message of financial education to the people of the world.

For additional information regarding this press release, contact

Jon Cunningham

RedChip Companies, Inc.

Tel: 1-800-RED-CHIP (733-2447), ext. 107

Email:jon@redchip.com